UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Retractable Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

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RETRACTABLE TECHNOLOGIES, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON DECEMBER 27, 2016

To the Shareholders of Retractable Technologies, Inc.:

You are cordially invited to attend Retractable Technologies, Inc.’s Special Meeting which will be held at 11:00 a.m. Central time on December 27, 2016 at the Little Elm Town Hall located at 100 West Eldorado Parkway, Little Elm, Texas 75068.

Further information regarding the Special Meeting is set forth in the attached Proxy Statement, which was first delivered to security holders on November 17, 2016.

At the Special Meeting, you will be asked to vote on the approval of a stock option grant.

We hope you will be able to attend the Special Meeting, but if you cannot do so, it is important that your shares be represented.  We urge you to read the Proxy Statement carefully and to vote in accordance with the Board of Directors’ recommendations by telephone or Internet, or by signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided, whether or not you plan to attend the Special Meeting.

Thank you for your continued support.

Sincerely,

THOMAS J. SHAW CHAIRMAN, PRESIDENT, AND CHIEF EXECUTIVE OFFICER

RETRACTABLE TECHNOLOGIES, INC.

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON DECEMBER 27, 2016

Retractable Technologies, Inc.

511 Lobo Lane

Little Elm, TX 75068-5295

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

DECEMBER 27, 2016

The Board of Directors of Retractable Technologies, Inc. solicits the enclosed proxy for the Special Meeting to be held at the Little Elm Town Hall located at 100 West Eldorado Parkway, Little Elm, Texas 75068 on the 27th day of December, 2016 at 11:00 a.m. Central time and for any adjournment thereof.

A Notice of Internet Availability of Proxy Materials and other appropriate proxy materials (to those requesting paper copies) were mailed to shareholders on November 17, 2016.

What is the purpose of the Special Meeting?

The Board of Directors is seeking approval of a stock option grant to Thomas J. Shaw.

VOTING INFORMATION

How do I vote?

You may vote your shares in any of the following four ways:

Vote in Person

At the meeting, you may deliver your ballot to the Inspector of Elections.  To obtain directions, please call the Company at (888) 806-2626.

Vote by Internet

To vote now by internet, go to www.proxyvote.com.  Have your 16-digit control number available and follow the instructions.

Vote by Mail

You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Vote by Phone

You can vote by phone by calling 1-800-690-6903.  Have your 16-digit control number available and follow the instructions.

Your 16-digit control number is located in a box with an arrow pointing to it on the enclosed proxy card or the Notice of Internet Availability of Proxy Materials.  If you received more than one Notice or proxy card, this means you, or persons with whom you share an address, have more than one account.  If you do not plan to vote in person, we encourage you to vote using all your proxy cards and/or control numbers.

Who may vote?

All shareholders of record of Common Stock on November 7, 2016, the record date, are entitled to vote.

May I change my vote?

You may change your vote even after you have submitted your proxy by (1) voting again by Internet or telephone; (2) sending a written statement revoking your proxy to the Secretary of the Company; (3) submitting a properly signed proxy with a later date; or (4) voting in person at the Special Meeting.

How does the Board recommend I vote?

The Board of Directors recommends that you vote for the approval of the stock option grant to Thomas J. Shaw.

If appointed by you, the proxy holders will vote your shares as you direct with regard to the matters described in this Proxy Statement.  In the absence of your direction, they will vote your shares as recommended by the Board of Directors.

What if I do not provide voting instructions to my broker?

If you are a beneficial owner and do not provide voting instructions to your broker, your broker will not be permitted to vote on your behalf.  For your vote to be counted, you need to communicate your voting decisions to your broker, bank, or other financial institution as soon as possible before December 27, 2016.

How many votes are required?

If a quorum is present and a majority of those that voted or abstained from voting vote for the proposal, then Mr. Shaw’s option will be approved.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of all the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting.  Each share of Common Stock entitles the holder to one (1) vote per share.  On November 7, 2016, there were               outstanding shares of Common Stock.

Abstentions will be considered present for purposes of calculating the vote but will not be considered to have been voted in favor of the matters voted upon, and broker non-votes will not be considered present for purposes of calculating the votes.

Are there any special attendance requirements for attending the meeting in person?

If you are a record owner of Common Stock or a beneficial owner of Common Stock with a “legal proxy,” there are no special attendance requirements to attend the meeting in person.  If you are a beneficial owner of Common Stock, you may contact your broker or other person holding your shares to request a “legal proxy.”

Who pays the expenses incurred in connection with the solicitation of proxies?

The Company will pay the cost of soliciting proxies.  In addition to the use of the U.S. mail, proxies may be solicited by the Directors, Officers, and employees of the Company without additional compensation, by personal interview, telephone, or other means of electronic communication.  Arrangements also may be made with brokerage firms and other custodians, dealers, banks, and trustees, or their nominees who hold the voting securities of record, for sending proxy materials to beneficial owners.  Upon request, the Company will reimburse the brokers, custodians, dealers, banks, or their nominees for their reasonable out-of-pocket expenses.

Who may I contact with questions?

Shareholders with questions (including regarding directions) are encouraged to contact the Company’s Chief Financial Officer, Mr. Douglas W. Cowan, at 511 Lobo Lane, Little Elm, Texas 75068, or by telephone at (888) 806-2626.

PROPOSAL

THE APPROVAL OF THE STOCK OPTION GRANT TO THOMAS J. SHAW

On November 1, 2016, the Compensation and Benefits Committee, a committee of the Board of Directors made up of three independent Directors, granted an option (outside of any pre-approved plan) to purchase up to 3,000,000 shares of Common Stock to Mr. Thomas J. Shaw, the Company’s founder, developer of its products, and Chairman, President, Chief Executive Officer, and a Director of the Company.  The option vests immediately upon receipt of shareholder approval and terminates on November 1, 2026, unless the agreement specifies earlier termination in certain instances.  The exercise price of the option was 100% of the fair market value of the Company’s Common Stock on the grant date, by reference to the previous day’s closing price, which was $2.66 per share.  The option may be exercised in whole or in part.  In the event of termination for cause, the option shall terminate immediately.  In the event of death, the option must be exercised both within the remaining term of the option and within one year after death.  The option is intended to be a non-qualified stock option.  The Board of Directors is seeking shareholder approval of this grant pursuant to the requirements of the stock exchange on which the Company’s Common Stock is listed, the NYSE MKT.  The New Plan Benefits table is below.

Non-Qualified Stock Option for Thomas J. Shaw	Dollar Value ($)	Number of Units
Thomas J. Shaw President and CEO	N/A	3,000,000

The market value of the underlying Common Stock was $      as of November 7, 2016.  The Company’s Common Stock does not confer preemptive rights.

Pursuant to Section 711 of the NYSE MKT Company Guide, shareholder approval is required for the establishment of a stock option (with certain limited exceptions) which may be acquired by officers regardless of whether such authorization is required by law or by the company’s charter.  Shareholder approval of this option is not otherwise required.  In the event that the grant of this option is not approved by the shareholders by the end of 2016, the option will terminate.

Neither the Company nor Mr. Shaw recognized federal income tax consequences at the time the option was granted, but taxable income will be realized by Mr. Shaw, and the Company will generally be entitled to a deduction, at the time of exercise of the option. The amount of income and the Company’s deduction will be equal to the difference between the fair market value of the shares on the date of exercise and the exercise price.  The income realized will be taxed to Mr. Shaw at the ordinary income tax rates for federal income tax purposes.  Payment of withholding amounts is required upon exercise of the option.  On subsequent disposition of the shares acquired upon exercise, capital gain or loss as determined under the normal capital asset holding period rules will be realized in the amount of the difference between the proceeds of sale and the fair market value of the shares on the date of exercise.  The Company will recognize stock option expense in the fourth quarter of 2016 equal to $1.961 per underlying share if the option is approved by the shareholders.

The reason for the grant of the option is compensatory.  Please see the Compensation Discussion and Analysis herein for a synopsis of the recommendations of the Company’s independent compensation consultant.

Exercise of the option would have a dilutive effect.  This option could also have an effect on takeover attempts.  The vesting and presumed or actual exercise of the stock option would cause Mr. Shaw’s voting percentage to increase from     % to      % and would cause his investment power to increase from    % to        %.  The rights Mr. Shaw has to the block of shares, if voted in a coordinated effort with the shares controlled by other Board members (another      %), may be used to protect stockholders of the Company in the event of an unfair or coercive offer to acquire the Company and provide the Board of Directors with adequate time to evaluate unsolicited offers.  This feature of the option grant, however, should not inhibit any potential offeror willing to make an offer at a fair price and otherwise in the best interests of the Company and its stockholders, as determined by the Board of Directors.  The option grant should also not interfere with any merger or other business combination approved by the Board of Directors.

The Company did not receive consideration for granting this stock option.  The stock option exercise price and any other amounts payable would be paid by Mr. Shaw to the Company at the time the stock option is exercised.  In other words, the Company could receive $7,980,000 in cash from Mr. Shaw upon Mr. Shaw’s discretionary exercise of the entirety of the option.  The Company will use any proceeds as additional working capital.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE STOCK OPTION GRANT TO THOMAS J. SHAW.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information relating to our equity compensation plans as of December 31, 2015:

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,182,569	$1.04	3,100,892
Total	1,182,569	$1.04	3,100,892

The above information has changed since December 31, 2015.  The 2015 disclosures first set forth in the Company’s annual report on Form 10-K also detailed the equity compensation plan for Thomas J. Shaw not included in the table above.  Three million shares were issued to Mr. Shaw in 2009 at an exercise price of $0.81 per share with a ten-year term and this issuance was later approved by the shareholders.  However, as of the date of this proxy statement, all such shares have been exercised.  As of November 7, 2016, excluding the grant at issue herein, there are currently 1,137,719 shares underlying outstanding vested options and an additional 500,400 shares underlying options which have not yet vested.  2,600,492 shares remain available for future issuance as of November 7, 2016.

INTEREST OF THOMAS J. SHAW IN MATTER TO BE ACTED UPON

Thomas J. Shaw has a substantial direct interest in the matter to be acted upon and he is the founder, Chairman, President, Chief Executive Officer, and a Director of the Company.  The vesting of the stock option would give him increased influence over the Company, increasing his beneficial ownership from     % to     %.  His beneficial ownership includes both voting power and investment power as well as direct and indirect control over the Common Stock of the Company.  In the event the stock price rises above $2.66, it would also give him profit potential upon sale of resulting shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of our capital stock as of November 7, 2016, for each person known by us to own beneficially 5% or more of the voting capital stock.  Except pursuant to applicable community property laws, each shareholder identified in the table possesses sole voting and investment power with respect to his or her shares, except as noted below.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Common Stock

	Thomas J. Shaw(2) 511 Lobo Lane Little Elm, TX 75068	14,335,642%

	Suzanne M. August(3) 340 North Julia Circle St. Pete Beach, FL 33706	3,800,000%

	Lloyd I. Miller, III(4) 222 Lakeview Avenue Suite 160-365 West Palm Beach, FL 33401	2,355,824%

	Lillian E. Salerno(5) 777 7th Avenue Unit 308 Washington DC 20001	1,646,000%

(1)                                 The Percent of Class is calculated for the Common Stock class by dividing each beneficial owner’s Amount of Beneficial Ownership, as shown in the table above, by the sum of the total outstanding Common Stock (              shares) plus that beneficial owner’s stock equivalents (options), if any.

(2)                                 2,770,000 of the shares are owned by the August 2010 Family Trust and the August Gifting Trust but are controlled by Mr. Shaw pursuant to a Voting Agreement.  These shares are permanently controlled by Mr. Shaw until such time as they are sold.  These shares are included in the share amounts and percentages for both Mr. Shaw and Ms. August in the above table.  Mr. Shaw has investment power over 1,500,000 shares of Common Stock as Trustee pursuant to trust agreements for the benefit of family members.  Ms. August has voting control over 1,000,000 of such shares as Special Trustee.  These 1,000,000 shares are included in the share amounts and percentages for both Mr. Shaw and Ms. August in the above table.  The shares shown in the table above do not include the 3,000,000 shares underlying the option which is the subject of the proposal in this proxy statement because the option is not exercisable without the solicited shareholder approval.

(3)                                 2,770,000 shares of these shares are controlled by Mr. Thomas J. Shaw pursuant to a Voting Agreement and are held by the August 2010 Family Trust and August Gifting Trust, for which Ms. August serves as Trustee.  These shares are included in the share amounts and percentages for both Mr. Shaw and Ms. August in the above table.  Ms. August has voting control over 1,000,000 shares of Common Stock as Special Trustee pursuant to trust agreements for the benefit of family members.  Mr. Shaw has investment power over such 1,000,000 shares as Trustee.  These shares are included in the share amounts and percentages for both Mr. Shaw and Ms. August in the above table.

(4)                                 The number of shares held by this person was obtained from a Schedule 13G filed on February 3, 2016.  Pursuant to the Schedule 13G, Lloyd I. Miller, III has sole voting and dispositive power for 2,335,624 of the shares and shared voting and dispositive power for 20,200 of the shares.

(5)                                 25,000 shares identified as Common Stock are shares which are obtainable by the exercise of a stock option.  500,000 shares identified as Common Stock are owned by a trust for which Ms. Salerno serves as trustee.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table sets forth certain information regarding the beneficial ownership of our capital stock as of November 7, 2016, for each Named Executive Officer specified by Item 402 of Regulation S-K (i.e., our CEO, CFO, and three other highest paid officers) and Director of the Company.  Except pursuant to applicable community property laws or as otherwise discussed below, each shareholder identified in the table possesses sole voting and investment power with respect to his or her shares.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Common Stock
As a Group	Named Executive Officers and Directors	15,344,920%
As Individuals	Thomas J. Shaw(2)	14,335,642%
	Michele M. Larios(3)	561,000%
	Douglas W. Cowan(4)	200,000%
	Russell B. Kuhlman(5)	89,450%
	Marco Laterza(6)	60,000%
	Walter O. Bigby, Jr.(7)	55,000%
	Amy Mack(8)	43,828%

(1)                                 The Percent of Class is calculated for the individuals holding Common Stock by dividing each beneficial owner’s Amount of Beneficial Ownership, as shown in the table above, by the sum of the total outstanding Common Stock (                    shares) plus that beneficial owner’s stock equivalents (options), if any.  The Percent of Class is calculated for the “As a Group” row by totaling all of the Percent of Class percentages appearing in the chart.

(2)                                 2,770,000 of the shares are owned by the August 2010 Family Trust and the August Gifting Trust but are controlled by Mr. Shaw pursuant to a Voting Agreement.  These shares are permanently controlled by Mr. Shaw until such time as they are sold.  Mr. Shaw has investment power over 1,500,000 shares of Common Stock as Trustee pursuant to trust agreements for the benefit of family members.  The shares shown in the table above do not include the 3,000,000 shares underlying the option which is the subject of the proposal in this proxy statement because the option is not exercisable without the solicited shareholder approval.

(3)                                 250,000 of these shares are acquirable by the exercise of stock options.  1,000 of these shares are owned by Ms. Larios’ children.  300,000 of these shares are owned by trusts for the benefit of non-family members for which Ms. Larios serves as trustee.

(4)                                 These shares are acquirable by the exercise of stock options.

(5)                                 43,450 of these shares are acquirable by the exercise of stock options.  This does not include 13,100 shares underlying an option which becomes exercisable on September 9, 2017.

(6)                                 15,000 of these shares are acquirable by the exercise of stock options.

(7)                                 50,000 of these shares are acquirable by the exercise of stock options.

(8)                                 These shares are acquirable by the exercise of stock options.

There are no arrangements, the operation of which would result in a change in control of the Company, other than:

1.  The 2,770,000 shares owned by the August 2010 Family Trust and August Gifting Trust shall cease to be controlled by Mr. Shaw under the Voting Agreement upon their sale to a third party for value; and

2.  Mr. Shaw has voting control over 12,835,642 of the currently outstanding shares of the Common Stock (       %) and investment power over 11,565,642 shares (     %) for a total beneficial ownership of       % of the currently outstanding shares of the Common Stock.  Assuming the exercise of all vested

options and conversion of all outstanding preferred shares, Mr. Shaw would have beneficial ownership of      % of the Common Stock.  This calculation does not include the potential dilution from the 2016 stock option grants to employees for 500,400 shares or the 3,000,000 share option grant to Mr. Shaw because such options are not presently exercisable.

If Mr. Shaw’s option for 3,000,000 shares becomes exercisable, his beneficial ownership percentages would increase. His exercise of such options would change the percentages as follows. He would have voting control over 15,835,642 shares (assuming outstanding shares of             , he would have voting control over       %) and he would have investment power over 14,565,642 (assuming outstanding shares of              , he would have investment power over       %).  His aggregate beneficial ownership would be       %.

COMPENSATION DISCUSSION AND ANALYSIS

2016 Compensation Review

On October 13, 2016, the Company’s Compensation and Benefits Committee retained Longnecker Investment Group Inc., d/b/a Longnecker & Associates, a compensation consulting company.  This engagement is the first time since 2003 that the Company has engaged such a consultant or engaged in a review of comparable compensation programs.  The reason for the Company’s inactivity in the intervening years has been due to the Company’s unique position in an anticompetitive market.  Although the market conditions have not changed materially, the Company believes it owes its most loyal executive officers more competitive compensation.

The Compensation and Benefits Committee, after reviewing the factors set forth in Rule 10C-1(b)(4) under the Securities Exchange Act of 1934, determined that Longnecker & Associates was independent.

The Company’s Compensation and Benefits Committee expects reports from Longnecker & Associates on the following matters prior to the end of 2016:

•      The competitiveness of the base salary, annual incentives, and long-term incentives paid to Mr. Shaw compared with the external market over his tenure;

•      A base salary analysis and the competitiveness of base salaries, annual incentives, and long-term incentives paid to Mr. Cowan and Ms. Larios compared with the external market over their tenures and a calculation of the overall value of over/under-compensation; and

•      A market competitive study of possible equity grants to certain officers and directors.

While the results of the evaluation as they relate to Mr. Shaw are presented herein, this proxy statement was prepared prior to the receipt of the other reports expected prior to year-end.

The Objectives of Our Compensation Plan

Our executive officer compensation program (the “Compensation Program”) is based on the belief that competitive compensation is essential to attract, retain, motivate, and reward highly qualified and industrious executive officers.  Our Compensation Program is intended to accomplish the following:

attract and retain highly talented and productive executive officers;

provide incentives and rewards for superior performance by the executive officers; and

align the interests of executive officers with the interests of our stockholders.

What the Compensation Program Is Designed to Award

Our Compensation Program is designed to award both superior long-term performance by our executive officers and their loyalty.

Summary of Each Element of Compensation

To achieve these objectives, the Compensation and Benefits Committee has approved an executive officer compensation program that consists of four basic components:

base salary;

short-term incentive compensation in the form of cash bonuses;

periodic long-term incentive compensation in the form of stock options; and

medical, life, and benefit programs (which are generally available to all employees).

Why We Choose to Pay Each Element of Our Compensation Program

Base Salary

We choose to pay a significant component of our compensation in base salary due to the fact that our financial performance is constrained by the anticompetitive activities of Becton, Dickinson and Company (“BD”).  Until such time as we believe that we have access to the market, we believe that it is appropriate to weigh our Compensation Program heavily in favor of base salaries rather than incentive compensation.

Cash Bonuses

From time to time and when our cash reserves allow, we grant cash bonuses in order to reward significant efforts or the accomplishment of short term goals.  The Compensation and Benefits Committee last granted such bonuses in 2010.  Prior to 2010, the last bonuses were granted in 2003.

Long-Term Incentives: Stock Options

Long-term incentives are provided through grants of stock options.  The grants are designed to align the interests of executive officers with those of stockholders and to provide each executive officer with a significant incentive to manage from the perspective of an owner with an equity stake in the Company.

How We Determine the Amount or Formula for Payment in Light of Our Objectives

Executive compensation remains the same until there is a review of such compensation by the Compensation and Benefits Committee.  Compensation, other than that of the Chief Executive Officer, has generally not been reviewed annually.  Under the terms of Mr. Shaw’s employment agreement, his compensation is reviewed annually.  The Company (through its Compensation and Benefits Committee) has determined it is appropriate to better align compensation to its CEO, CFO, and General Counsel with market rates.  The proposal contained in this proxy statement is part of an effort to increase non-cash compensation to the CEO and efforts may be taken later in the 2016 year to adjust the compensation of other executive officers and directors, in accordance with the recommendations from Longnecker & Associates.

Base Salary

The base salary for each of our executive officers is subjectively determined primarily on the basis of the following factors: experience, individual performance, contribution to our performance, level of responsibility, duties and functions, salary levels in effect for comparable positions within and without our industry, and internal base salary comparability considerations.  However, salaries can also be affected by our long-term needs.

These base salaries are reviewed periodically and may be adjusted based upon the factors discussed in the previous paragraph, as well as upon individual performance during the previous fiscal year, changes in the duties, responsibilities and functions of the executive officer, and general changes in the compensation peer group in which we compete for executive talent.  The relative weight given to each of these factors in the Compensation and Benefits Committee’s recommendation differs from individual to individual, as the Compensation and Benefits Committee deems appropriate.

Executive officer salaries were cut by 10% in 2009, then restored in 2013.  Another 10% reduction occurred in July 2014, but the salaries were generally restored in January 2015.  Executive officers were generally given a one-time payment in December 2014 to offset the 2014 reductions.  However, Steven R. Wisner’s salary was reduced in 2014 by 25% and was not restored and he did not receive an offsetting payment.  Mr. Wisner resigned on May 29, 2015, and was granted a one-time payment in connection therewith.

Mr. Shaw’s Employment Agreement provides that his salary is automatically increased by the percentage increase in the consumer price index (“CPI”) from the previous year.  The Compensation and Benefits Committee decided to increase Mr. Shaw’s salary by the CPI percentage increase ($3,266 or 0.7%) over his 2015 salary for 2016.  There is no way to predict the 2016 change in CPI, but for the 12 months ended September 2016 (the most recent report available), the CPI increase was 1.5%.

Cash Bonuses

The bonuses, when paid, are paid on a discretionary basis as determined by the Compensation and Benefits Committee.  Factors considered by the Compensation and Benefits Committee include personal performance, level of responsibility, and the factors used in determination of base salary as stated above, except with a greater focus on the prior fiscal year.  The Compensation and Benefits Committee also considers our need to retain cash in deciding whether to grant cash bonuses.

Long-Term Incentive: Stock Options

We have issued stock options to our employees from time to time and may do so in the future.  Effective September 9, 2016, we granted options for the purchase of 500,400 shares of Common Stock to our employees.  We retained an outside consultant to determine the value of these option grants under the Black-Scholes model.

Generally, if stock options are to be issued, Management prepares a proposal to the Compensation and Benefits Committee.  Considerations by Management in its initial proposal in determining a suitable aggregate fair market value of options to be granted include our financial condition, the number of options already outstanding, and the benefit to the non-officer employees.  The proposal includes information relating to the expected expense of such grants to be recognized by us, the approximate number of options to be issued, the number of options currently outstanding, the employees to be included, the amount of stock currently outstanding, and the method under which the options would be awarded.  If the recommendation is acceptable, the committee grants the options.  If the committee feels changes are merited, it grants options on its own terms.

With regard to many past grants, after the aggregate number of shares underlying the options to be granted was determined, we allocated the options to our various departments using a factor based on their annual compensation times their performance rating.  The individual employee’s allocation factor was the numerator of a fraction.  The denominator was the department’s sum of all factors (annual compensation times performance ratings of all the eligible employees).  The resulting fraction was multiplied by the stock options to be awarded to determine the employee’s individual portion of the aggregate approved options.  Future grants may be based on the value of contributions to the Company and not necessarily pursuant to any formula.  The allocation may be further reviewed by each department’s management if they believed certain employees were not awarded an appropriate number of options. Management would consider any suggestions.

Each stock option grant to employees allows the employee to acquire shares of Common Stock at a fixed price per share (never less than the closing stock price of the Common Stock on the date of grant or the prior trading day, as applicable) for a fixed period (usually ten years).  Options granted in 2016 vested in one year for employees (other than Thomas J. Shaw).  Generally, the Company has granted options to non-employee Directors which vest immediately.  Accordingly, generally stock option grants will provide a return to the employee only if the employee remains employed by us during the vesting period, and then only if the market price of the underlying Common Stock appreciates.  Future grants may vest over a shorter or longer period.

How Each Compensation Element and Decision Fits Into Overall Compensation Objectives

Our Compensation Program is intended to accomplish the following objectives: 1) attract and retain highly talented and productive executive officers; 2) provide incentives and rewards for superior performance by the executive officers; and 3) align the interests of executive officers with the interests of our stockholders.

We generally pay the bulk of our compensation in the form of cash compensation due to the fact that competing in an anticompetitive environment means that results will not always be commensurate with performance.  However, this large option grant proposed for Mr. Shaw may break with this practice.  We believe that the performance of our executives has been outstanding.  We believe this is especially true given the anticompetitive environment in which we operate.  Bonuses are granted occasionally to recognize extraordinary performance and/or extraordinary job requirements.  We believe this approach and weighting of compensation elements is necessary to retain our executive talent due to the environment in which we operate.

Periodically, we grant stock options with the intent to provide both an incentive and reward to executive officers for long-term performance and to align the interests of our employees with that of the shareholders.

Shareholder Advisory Votes

A majority of the votes cast in 2016 on the say-on-pay proposal were voted in favor of the proposal.  The Compensation and Benefits Committee will continue to take into account the outcome of say-on-pay votes when making compensation decisions for the named executive officers.  However, it may not be appropriate to continue to keep the compensation of the executive officers static.

Allocation Between Long-Term/Current and Between Cash/Non-Cash Compensation

All of our long-term compensation consists of non-cash compensation in the form of stock options.  We believe that the granting of stock options incentivizes executives to maximize our long-term strengths as well as our stock price.  However, because we are operating in an anticompetitive environment and our stock price has little relationship with our performance, the most significant component of compensation is base salary and not stock options.  Management is incentivized to maximize shareholder value and will be rewarded if they do so.

How Determinations Are Made as to When Awards Are Granted

Generally, option awards to executive officers are granted by the Compensation and Benefits Committee and for others are granted at the discretion of the Board after recommendation of the Compensation and Benefits Committee or on the committee’s own initiative.  No awards are granted if the Compensation and Benefits Committee does not support a recommendation.

Unfortunately, our stock price does not always react as expected to our achievements.  Accordingly, at times, options have been granted to aid in retaining competent and experienced executives without regard to the then current stock price.  However, such options always have exercise prices that are at or above fair market value.

In addition, there is no relationship between the date of grant of options and our possession of material non-public information (i.e., we grant options without regard to whether or not we are in possession of material non-public information).  Furthermore, it is our policy with regard to options that (although the options could be exercised) the underlying shares could not be sold into the market while the executive was in possession of material non-public information.  Accordingly, we believe that there is minimal risk of the executive profiting from such material nonpublic information.

What Specific Items of Corporate Performance Are Taken Into Account in Setting Compensation Policies and Making Compensation Decisions

Generally, cash reserves as well as trends in sales and costs are taken into account when considering the advisability of increasing base salaries or granting cash bonuses.  However, no specific items of corporate performance are taken into account in setting executive compensation due to the fact that we compete in an anticompetitive environment and, therefore, significant achievement or performance is not always correlated with corporate results.  At such times that any of these factors make it inadvisable to increase salaries or grant bonuses, then consideration is given to increasing option awards taking into account the value of prior option awards.

Awards are granted on the basis of historical performance.  Accordingly, there is no discretion to change the awards once granted.

How Compensation Reflects Individual Performance

Executive compensation is not based on the individual’s contribution to specific, quantitative corporate objectives due to the fact that we compete an anticompetitive environment.  However, the individual’s contribution to our performance is determined pursuant to qualitative factors as discussed above under “How We Determine the Amount or Formula for Payment in Light of Our Objectives.”

Factors We Consider in Determining to Change Compensation Materially

We consider our cash position, current liquidity trends, and the short-term and long-term needs for cash reserves when evaluating whether we can change compensation materially at a given time.

On an individual-by-individual basis, we also consider the value of past option compensation, the competitiveness of that individual’s base salary, and that individual’s contribution to our goals.

The Impact of the Accounting and Tax Treatments of Our Types of Compensation

Stock options granted to executives and other employees are expensed for accounting purposes under the Stock Compensation Topic of the Financial Accounting Standards Board Accounting Standards Codification.  We expense all of our option costs as we do the costs of salaries and any periodic bonuses.  Accordingly, the impact of tax treatment of various compensation forms does not impact our compensation decisions.

Our Policy Regarding Stock Ownership and Hedging

We do not have a policy regarding stock ownership by executive officers.  We prohibit certain stock transactions by employees and Directors, including:

1.                                      Purchases and sales of our stock within a six month period;

2.                                      Short sales of our stock; and

3.                                      Transactions in puts, calls, or other derivative securities involving our stock.

Furthermore, employees and Directors are required to pre-clear any hedging transactions.

Benchmarking of Our Compensation Program

The Company’s Compensation and Benefits Committee engaged Longnecker & Associates to evaluate certain aspects of compensation for certain executives and officers.  Below is a brief description of the report by Longnecker & Associates relating to the option grant discussed in this proxy statement.  As stated elsewhere herein, additional reports are expected from Longnecker & Associates regarding other executive and director compensation prior to the end of this calendar year.

Longnecker & Associates prepared a report dated October 27, 2016 which compared the total actual past compensation of Thomas J. Shaw with the market total compensation for chief executive officers at the 25th, 50th, and 75th percentiles and determined that Mr. Shaw had been under-compensated for the years 2000 to 2015.  It further determined that Mr. Shaw’s contributions to the growth of the Company indicates his classification should be that of “value creator”, meaning that the 75th percentile data will provide the most appropriate comparisons.  The report cites to a number of published salary surveys used in the market comparison, including Economic Research

Institute (also known as ERI), Kenexa, and Towers Watson.  No individual component companies were identified because the study covered fifteen years of data.  Longnecker & Associates used generally accepted compensation principles as established by WorldatWork, the accrediting body of compensation professionals.

The report concluded that Mr. Shaw had been under-compensated for prior years of service when compared to the market 75th percentile by approximately $7.9 million.  On the date the report was prepared (October 27, 2016), the proposed stock option grant was worth approximately $5,850,000.  The Longnecker & Associates report, therefore, concluded that the value of the stock option award is reasonable relative to the under-compensation calculated by the report.

The Role of Our Executives and Directors in Determining Compensation

Management establishes the initial recommendations regarding compensation for all employees, including themselves.  The Compensation and Benefits Committee reviews executive compensation changes.

Compensation Pursuant to Employment Agreement

We have an Employment Agreement with Mr. Thomas J. Shaw (the “Employment Agreement”) which was modified effective January 1, 2008 to avoid adverse tax consequences to Mr. Shaw created by the passage of the American Jobs Creation Act of 2004.  No other executives or Directors are compensated pursuant to employment agreements.

The Employment Agreement provides for an initial period of three years which ended December 31, 2010 and automatically and continuously renews for consecutive two-year periods.  The Employment Agreement is terminable either by us or Mr. Shaw upon 30 days’ written notice or upon Mr. Shaw’s death.

The Employment Agreement provides for an annual salary of at least $416,400 with an annual salary increase equal to no less than the percentage increase in the CPI over the prior year.  The Employment Agreement requires that Mr. Shaw’s salary be reviewed by the Compensation and Benefits Committee annually, which shall make such increases as it considers appropriate.  Accordingly, the Compensation and Benefits Committee increased his 2016 salary by $3,266 (0.7%) over his 2015 salary in accordance with the percentage increase in the CPI over the prior year.  There is no way to predict the 2016 change in CPI, but for the 12 months ended September 2016 (the most recent report available), the CPI increase was 1.5%.

Under the Employment Agreement, we are obligated to provide certain benefits, including, but not limited to, participation in qualified pension plan and profit-sharing plans, participation in the Company’s Cafeteria Plan and other such insurance benefits provided to other executives, paid vacation, and sick leave.  We are also obligated to furnish him with a cellular telephone and suitable office space as well as reimburse him for any reasonable and necessary out of pocket travel and entertainment expenses incurred by him in carrying out his duties and responsibilities, membership dues to professional organizations, and any business-related seminars and conferences.

Pursuant to the Employment Agreement, we are obligated to indemnify Mr. Shaw for all legal expenses, court costs, and all liabilities incurred in connection with any proceeding involving him by reason of his being an officer, employee, or agent of the Company.  We are further obligated to pay reasonable attorney fees and expenses and court and other costs associated with his defense in the event that, in Mr. Shaw’s sole judgment, he needs to retain counsel or otherwise expend his personal funds for his defense.

Upon his death, Mr. Shaw’s estate shall be entitled to his salary through the date of death, applicable benefits, and reimbursement of expenses.

We have the right to terminate the Employment Agreement if Mr. Shaw incurs a permanent disability during the term of his employment.  A permanent disability means that Mr. Shaw is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.  Mr. Shaw shall also be deemed to be disabled if he is determined to be totally disabled by the Social Security Administration.  In such event, Mr. Shaw is entitled to his salary through the date of termination, reimbursement of expenses, and salary for a period of 24 months as well as applicable benefits.

Mr. Shaw’s employment may be terminated for cause which is defined to be conviction of a felony which is materially detrimental to the Company, proof, as determined finally by a court of competent jurisdiction of the gross negligence or willful misconduct which is materially detrimental to the Company, or proof, as determined finally by a court of competent jurisdiction, of a breach of a fiduciary duty which is materially detrimental to the Company.  In such event, he shall be entitled to his salary through the date of termination plus reimbursement of expenses.

If Mr. Shaw is terminated without cause and not at his implicit request, Mr. Shaw shall be entitled to his salary through the date of termination, reimbursement of expenses, his salary for 24 months, as well as applicable benefits.

If Mr. Shaw resigns (other than because of a change in control), he is entitled to his salary through the date of termination, reimbursement of expenses, salary for 90 days, and applicable benefits.

Mr. Shaw has the right under this agreement to resign in the event that there is a change in control.  A “Change of Control” shall be deemed to have occurred on either of the following dates: (i) the date any one person (other than Mr. Shaw), or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total possible voting power of the stock of the Company (assuming the immediate conversion of all then outstanding convertible preferred stock) or (ii) the date a majority of members of the Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election.  Mr. Shaw further has the right to resign if there is a change in ownership.  A change in ownership is defined to have occurred on the date that any one person (other than Mr. Shaw) or more than one person acting as a group acquires ownership of the Company’s stock that, together with the stock previously held by such person or group, constitutes more than 50% of the total fair market value or total voting power (assuming the immediate conversion of all then outstanding convertible preferred stock) of the Company.  In such event Mr. Shaw is entitled to salary through the date of termination, salary for 24 months, reimbursement of expenses, and applicable benefits.

Mr. Shaw’s commitment to the Company may not be construed as preventing him from participating in other businesses or from investing his personal assets as may require occasional or incidental time in the management, conservation, and protection of such investments provided such investments or businesses cannot be construed as being competitive or in conflict with the business of the Company.

Mr. Shaw has agreed to a one-year non-compete, not to hire or attempt to hire employees for one year, and not make known our customers or accounts or to call on or solicit our accounts or customers in the event of termination of his employment for one year unless the termination is without cause or pursuant to a change of control or ownership.

Compensation Committee Report

The Compensation and Benefits Committee has reviewed and discussed the COMPENSATION DISCUSSION AND ANALYSIS required by Item 402(b) of Regulation S-K with Management, and, based on the review and discussions referred to in paragraph (e)(5)(i)(A) of Item 407 of Regulation S-K, has recommended to the Board of Directors that the COMPENSATION DISCUSSION AND ANALYSIS be included in this proxy statement on Schedule 14A.

WALTER O. BIGBY, JR.

AMY MACK

MARCO LATERZA

In accordance with applicable disclosure rules, the information set forth below is no more recent than December 31, 2015.  This special proxy statement repeats the same information previously set forth in the Company’s annual report on Form 10-K and the proxy statement on Schedule 14A relating to the annual shareholders’ meeting.

The following Summary Compensation Table sets forth the total compensation paid or accrued by us over the past three fiscal years to, or for the account of, the principal executive officer, the principal financial officer, and the three highest paid additional executive officers:

SUMMARY COMPENSATION TABLE FOR 2013-2015

Name and Principal Position	Year	Salary ($)		All Other Compensation ($)		Total ($)
Thomas J. Shaw	2013	420,280		—		420,280
President and CEO	2014	464,454	(1)	—		464,454
(principal executive officer)	2015	484,506		—		484,506

Michele M. Larios	2013	320,683		—		320,683
Vice President,	2014	351,346	(1)	—		351,346
General Counsel	2015	363,462		—		363,462

Douglas W. Cowan	2013	265,462		—		265,462
Vice President, CFO	2014	291,115	(1)	—		291,115
(principal financial officer, principal accounting officer)	2015	301,154		—		301,154

Russell B. Kuhlman	2013	143,429		—		143,429
Vice President, Sales Development	2014	146,117	(1)	112,600	(2)	258,717
	2015	151,351		—		151,351

Steven R. Wisner(3)	2013	265,462		—		265,462
Former Executive Vice President, Engineering and Production	2014	248,173		—		248,173
	2015	129,373		150,000	(4)	279,373

(1)                                 The following amounts included in the Salary column for 2014 represent nonrecurring payments made to offset salary reductions: for Thomas J. Shaw, $23,143; for Michele M. Larios, $17,500; for Douglas W. Cowan, $14,500; and for Russell B. Kuhlman, $7,069.

(2)                                 This amount is the result of Mr. Kuhlman’s gain on exercising a portion of his stock option for 45,000 shares of Common Stock.  This gain had no effect on our financial statements.  The expense related to the stock options was recognized in previous years.

(3)                                 Mr. Wisner resigned on May 29, 2015, and was granted a one-time payment in connection therewith.  Mr. Wisner qualifies as a named executive officer only by virtue of Item 402(a)(3)(iv) of Regulation S-K.

(4)                                 This amount represents a one-time payment in connection with Mr. Wisner’s resignation.

Narrative Disclosure to Summary Compensation Table

Please see Compensation Pursuant to Employment Agreement above and POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL below for terms of our only employment agreement in effect.

Salary represents 100% of total compensation for 2015 for all Named Executive Officers except Mr. Wisner.  Mr. Wisner’s salary was 46% of his total compensation for 2015.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following Outstanding Equity Awards at Fiscal Year-End Table sets forth information regarding unexercised options held by the principal executive officer, the principal financial officer, and the three highest paid additional executive officers as of December 31, 2015.

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR END

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price ($)	Option Expiration Date
Thomas J. Shaw	1,000,000	0.81	7-15-19
President, CEO
(principal executive officer)

Michele M. Larios	97,050	1.30	11-18-18
Vice President,	152,950	0.81	7-15-19
General Counsel

Douglas W. Cowan	102,000	1.30	11-18-18
Vice President, CFO	98,000	0.81	7-15-19
(principal financial officer, principal accounting officer)

Russell B. Kuhlman	43,450	1.30	11-18-18
Vice President, Sales Development

Steven R. Wisner	9,791	1.30	11-18-18
Former Executive Vice President, Engineering and Production

OPTION EXERCISES

The following table sets forth information concerning the exercise of stock options during the last completed fiscal year for each of the named executive officers.

OPTION EXERCISES FOR 2015

	Option awards
Name	Number of shares acquired on exercise	Value realized on exercise

Steven R. Wisner	23,500	$74,965
Former Executive Vice President, Engineering and Production	90,909	$232,727

Mr. Wisner exercised a stock option for the purchase of 23,500 shares with an exercise price of $0.81 per share on June 1, 2015, a date on which the Company’s stock price closed at $4.00 per share.  Mr. Wisner exercised a stock option for the purchase of 90,909 shares with an exercise price of $1.30 per shares on June 16, 2015, a date on which the Company’s stock price closed at $3.86 per share.

PENSION BENEFITS

We do not have a pension plan other than the 401(k) plan which is available to all employees on the first day of the month after 90 days of service.

401(k) Plan

We implemented an employee savings and retirement plan (the “401(k) Plan”) in 2005 that is intended to be a tax-qualified plan covering substantially all employees.  Under the terms of the 401(k) Plan, employees may elect to contribute up to 88% of their compensation, or the statutory prescribed limit, if less.  We may, at our discretion, match employee contributions.  We suspended matching contributions from 2009 through 2015.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Steven R. Wisner was granted a one-time payment of $150,000 in connection with his resignation.  This payment was negotiated contemporaneously with his resignation.  Other than the information set forth below for Mr. Shaw, no other Named Executive Officer has a contract in place for termination or change in control payments.

The following table identifies the types and amounts of payments that shall be made to Thomas J. Shaw, our CEO, in the event of a termination of his employment or a change in control per his Employment Agreement.  Such payments shall be made by us and shall be one-time, lump sum payments except as indicated below.  In 2015, no other contract existed for payments upon termination or change in control.

SUMMARY OF PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

ASSUMING OCCURRENCE AS OF DECEMBER 31, 2015(1)

Payment Triggering Event	Salary Through Trigger Event Date(2)	Amounts Owed Under Benefit Plans(3)	Reimbursement of Expenses	Undiscounted Salary For a Period of 24 Months	Payment Equal to 90 Days’ Salary	Value of Payments(4)
Death	x	x	x	—	—	—

Disability	x	x	x	933,122	—	933,122

Termination With Cause	x	—	x	—	—	—

Termination Without Cause	x	x	x	933,122	—	933,122

Resignation (Other Than After a Change in Control)	x	x	x	—	116,640	116,640

Resignation (After a Change in Control)	x	x	x	933,122	—	933,122

(1)                                 The above payments would be paid under Mr. Shaw’s agreement at certain times.  Any payments arising as a result of disability or resignation would be paid no sooner than six months and one day from the termination date but no later than seven months from the termination date.  Any payments arising as a result of death would be paid no later than the 90th day following the death.  Payments arising as a result of termination with cause or termination without cause would be paid no later than the 30th day following the date of termination, except that any amount due in excess of an amount equal to the lesser of: i) two times annual compensation or ii) two times the limit on compensation under section 401(17) of the Internal Revenue Code of 1986 shall be paid no earlier than six months and one day after the date of termination but in no event later than seven months after the date of termination.  Under Mr. Shaw’s agreement, Mr. Shaw has agreed to a one-year non-compete, not to hire or attempt to hire employees for one year, and not make known our customers or accounts or to call on or solicit our accounts or customers in the event of termination of his employment for one year unless the termination is without cause or pursuant to a change of control.  However, it is not clear that the above payments are conditioned on the performance of these contractual obligations.

(2)                                 Mr. Shaw is paid every two weeks.  Therefore, the maximum value for this column in the event the triggering event took place immediately prior to a scheduled payment date is two weeks’ salary ($17,945).

(3)                                 Mr. Shaw participates in our benefit plans which do not discriminate in scope, terms, or operation in favor of executive officers.  Such plans are generally available to all salaried employees.  Accordingly, the value of such payments is not included in the “Value of Payments” column.

(4)                                 This value does not include payments under our benefit plans for reasons set forth in footnote 3 above.  In addition, this value assumes that the triggering event occurred on December 31, 2015.  Authorized payments under the Employment Agreement are also capped to one dollar less than the amount that would cause Mr. Shaw to be the recipient of a parachute payment under Section 280G(b) of the Internal Revenue Code.

COMPENSATION OF DIRECTORS

The following table identifies the types and amounts of compensation earned by our current and former Directors (with the exception of those that are named Executive Officers as described in footnote 1 to the table) in the last Fiscal Year:

DIRECTOR COMPENSATION TABLE FOR 2015

Name(1)	Fees Earned or Paid in Cash ($)	Total ($)
Marco Laterza	$2,500	$2,500
Amy Mack	$2,500	$2,500
Clarence Zierhut, former Director	$—	$—
Walter O. Bigby, Jr.	$2,500	$2,500

(1)                                 Thomas J. Shaw, Douglas W. Cowan, and Steven Wisner are Named Executive Officers who were also Directors in 2015.  Their compensation is reflected in the Summary Compensation and other tables presented earlier.

Narrative Explanation of Director Compensation Table for 2015

In 2015, we paid each non-employee Director a fee of $500 per meeting and reimbursed travel expenses, if airfare, hotel, and other reasonable travel-related expenses were incurred to attend Board meetings.  We do not pay any additional amounts for committee participation or special assignment.

Generally, employee Directors are compensated on an at-will basis as discussed in the COMPENSATION DISCUSSION AND ANALYSIS.  However, one employee, Mr. Thomas J. Shaw, our President and CEO, is compensated pursuant to an Employment Agreement.  Please see “Compensation Pursuant to Employment Agreement”, set forth above for an in depth summary of the terms of such agreement.

Compensation Committee Interlocks and Insider Participation

The Compensation and Benefits Committee is currently composed of Walter O. Bigby, Jr., Amy Mack, and Marco Laterza.  Each of these members of this committee is an independent Board member and none have ever been employees of the Company.  Clarence Zierhut served on the Compensation and Benefits Committee until his resignation on February 2, 2015.

There are no interlocking Directors or executive officers between us and any other company.  Accordingly, none of our executive officers or Directors served as a Director or executive officer for another entity whose executive officers or Directors served on our Board of Directors.

COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT

We do not believe that risk-taking incentives are created by our compensation policies.  We do not have business units.  We have not set specific performance criteria for the award of bonuses.  Salaries and bonuses, if any, are awarded based on skill, experience, and our overall revenues.  Non-cash awards to employees are made periodically in the form of stock options, which we believe align the employees’ interests with those of stockholders.  We review our compensation policies and practices as they relate to risk management objectives if compensation amounts are materially amended or if our risk profile changes.  No changes to our compensation policies and practices have been implemented as a result of changes to our risk profile.

DELIVERY OF SINGLE OR MULTIPLE SETS OF DOCUMENTS TO ONE HOUSEHOLD

We have adopted a procedure approved by the SEC called “householding.”  Under this procedure, certain shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement, unless one or more of these shareholders notifies us that they would like to receive individual copies.  This reduces our printing costs and postage fees.  Shareholders who participate in householding will continue to receive separate proxy cards.

If you and other shareholders of record with whom you share an address currently receive multiple copies of our annual report and/or proxy statement, and you would like to receive only a single copy of the annual report or proxy statement for your household, please contact Douglas W. Cowan at 511 Lobo Lane, Little Elm, Texas 75068, (888) 806-2626.

If you participate in householding and would like to receive a separate copy of our annual report or this proxy statement, please contact us in the manner described in the immediately preceding paragraph.  We will deliver the requested documents to you promptly upon receipt of your request.

SHAREHOLDER PROPOSALS FOR PRESENTATION AT THE 2017 ANNUAL MEETING

Proposals by shareholders (other than director nominations) that are submitted for inclusion in our proxy statement for our 2017 Annual Meeting must follow the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934 and our bylaws.  To be timely under Rule 14a-8, they must be received by our Corporate Secretary, Michele Larios, at 511 Lobo Lane, Little Elm, Texas 75068-5295, by March 31, 2017.

If a shareholder does not submit a proposal for inclusion in our proxy statement, but does wish to propose an item of business to be considered at the annual meeting of shareholders (other than director nominations), that shareholder must give advance written notice of such proposal to our Corporate Secretary at least 45 days prior to the anniversary of the mailing date of the most recent annual meeting.  For our 2017 Annual Meeting, notice must be given by June 14, 2017, and must comply with certain other requirements contained in our bylaws, as well as all applicable statutes and regulations. Proposals received after this date will be considered untimely and may not, in the Board of Directors discretion, be addressed at the next annual meeting.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these requirements.

DIRECTOR NOMINATIONS TO BE CONSIDERED BY THE BOARD IN 2017

A shareholder may nominate a person, on their own initiative, for consideration for recommendation by the Board to the shareholders in our Proxy Statement for the 2017 annual meeting.  Such notice must be received by March 31, 2017 and must set forth:

1.                                      The name and address of the shareholder making the nomination and of the person to be nominated;

2.                                      A representation that the shareholder is a holder of record of Common Stock of the Company entitled to vote at such meeting (specifying the number of shares beneficially held) and intends to appear in person or by proxy at the meeting;

3.                                      A description of all arrangements or understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is being made by the shareholder and any material interest of the shareholder in making the nomination;

4.                                      Such other information regarding the nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the then current proxy rules of the SEC; and

5.                                      The consent of the nominee to serve as a Director if so recommended by the Board and duly elected at the annual meeting by the shareholders.

We evaluate Director nominees recommended by shareholders in the same manner in which we evaluate other Director nominees.

Appendix A

NON-QUALIFIED STOCK OPTION FOR THOMAS J. SHAW

This Non-Qualified Stock Option for Thomas J. Shaw (the “Agreement”) is made and entered into by and between RETRACTABLE TECHNOLOGIES, INC. (the “Company”) and THOMAS J. SHAW (the “Optionee”). The Company and the Optionee are sometimes hereinafter collectively referred to as the “Parties.”

(1)                                 ISSUED OUTSIDE PLAN. The option granted hereunder is granted outside the Company’s First Amended 2008 Stock Option Plan or any other stock option plan.

(2)                                 OPTION. The Company hereby confirms the grant by the Compensation and Benefits Committee of the Board of Directors as of November 1, 2016 to the Optionee of the right and option to purchase three million (3,000,000) shares of the Common Stock of the Company (the “Stock”) on the terms set forth in this Agreement (the “Option”).

The Option will become vested and exercisable immediately upon shareholder approval of this Option grant.  Failure to obtain such approval prior to the end of 2016 shall cause the termination of this Option.

The Option may be exercised in whole or in part, but may not be exercised for a fractional share of Stock. The Option, if exercised in part, shall remain exercisable as to the remaining part in accordance with its terms.

Nothing contained in this Agreement shall be deemed to give the Optionee the right to be retained in the service of the Company.

This Option is intended to be a non-qualified stock option and is not intended to be an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or to otherwise qualify for any special tax benefits to the Optionee.

(3)                                 TERMINATION OF OPTION.

(A)                               MAXIMUM OPTION TERM.  This Option was granted on November 1, 2016 (the “Grant Date”) and will terminate 10 years after the Grant Date or such earlier date as provided herein.

(B)                               DEATH OF OPTIONEE.  Upon the death of the Optionee, any Option exercisable on the date of death may be exercised by the Optionee’s estate or by a person who acquires the right to exercise such Option by bequest or inheritance or otherwise by reason of the death of the Optionee, provided that such exercise occurs within both the remaining term of the Option and within one (1) year after the Optionee’s death.

(C)                               TERMINATION FOR OTHER REASONS.  Except in the case the Optionee’s relationship is terminated due to death or disability, the Option shall automatically terminate upon the termination of the Optionee’s relationship with the Company for cause.  Otherwise, the Option shall expire upon the expiration of its term set forth in Section 3(A).

(4)                                 EXERCISE OF OPTION. This Option shall be exercised by the Optionee as to all or part of the Stock covered hereby, by the giving of written notice of such exercise substantially in the form attached hereto as Exhibit A, to the Company specifying the number of shares of Stock to be purchased and specifying how the withholding tax obligation (if any) shall be satisfied. The giving of such written notice to the Company shall constitute an irrevocable election to purchase the number of shares of Stock specified in the notice and to exercise the right on the date specified in the notice (the “Exercise Date”). Upon payment of all amounts due from the Optionee, including any tax withholding due upon exercise of this Option, the Company shall cause certificate(s) or other evidence of ownership to be issued to the Optionee.  Such certificate(s) or other evidence of ownership shall be legended as required by applicable law.

This Option may not be exercised if the issuance of Stock upon such exercise would constitute a violation of any applicable federal or state securities laws or other laws or regulations.

(5)                                 OPTION PRICE. The purchase price of the Stock which may be purchased pursuant to this Option shall be Two Dollars and Sixty-Six Cents ($2.66) per share of Stock (the “Option Price”), being 100% of the fair market value of a share of Stock of the Company on the grant date, by reference to the previous day’s closing price.

(6)                                 TAX WITHHOLDING. Exercise of the Option in whole or in part hereunder is conditioned upon the Optionee remitting to the Company, in addition to the Option Price, the amount of any taxes required to be withheld by federal, state, or local law upon exercise of this Option. The Optionee may satisfy this obligation by a direct payment of a cashier’s check to the Company or, if pre-approved by the Company (in its sole discretion), increased withholding on his cash compensation payable on the Exercise Date.

(7)                                 NO RIGHTS PRIOR TO EXERCISE. Neither the Optionee nor his representatives shall have any of the rights of a shareholder of the Company with respect to the Stock subject to this Option until the exercise of this Option.

(8)                                 NONASSIGNABILITY. This Option shall not be pledged, assigned, or transferred by the Optionee other than by will or by the laws of descent and distribution, and during the Optionee’s lifetime shall be exercisable only by him (or his legal guardian or representative).

(9)                                 ADJUSTMENT FOR CORPORATE EVENTS. In the event of any Stock split, Stock dividend, reclassification or recapitalization which changes the character or amount of the Company’s outstanding Common Stock while any portion of this Option is outstanding but unexercised, or if the Company participates in any transaction resulting in a corporate merger, consolidation, acquisition of property or stock, separation, reorganization (where the Company is the surviving entity) or liquidation, the Company or any surviving corporation shall take reasonable steps to prevent dilution of the Option.

Notwithstanding anything to the contrary herein, in the event of 1) dissolution or liquidation of the Company, 2) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the Option granted hereunder is assumed, converted or replaced by the successor corporation, which assumption, conversion or replacement will be binding on the Optionee), 3) a merger or consolidation in which the Company is the surviving corporation but after which the stockholders of the Company (other than any stockholder which merges [or which owns or controls another corporation which merges] with the Company in such merger) cease to own their shares or other equity interests in the Company, 4) the sale of substantially all of the assets of the Company, or 5) the acquisition, sale or transfer of more than 50% of the outstanding shares of Common Stock of the Company by tender offer or similar transaction (otherwise than by will or by the laws of descent and distribution), the Option shall terminate after a period of three months from the completion of such trigger event.

(10)                          REPRESENTATIONS:

The Optionee represents and warrants as follows:

(A)                               The Optionee is acquiring this Option, and upon exercise of this Option, he will be acquiring the Stock subject hereto for investment in his own account, not as nominee or agent, and not with a view to, or for resale in connection with any distribution thereof.

(B)                               The Optionee has, and could be reasonably assumed to have, the capacity to protect his interest in connection with the acquisition of this Option and the Stock subject hereto.

(11)                          NO OBLIGATION TO EXERCISE STOCK OPTION. The granting of the Option under this Agreement shall impose no obligation upon the Optionee to exercise the Option.

(12)                          USE OF PROCEEDS. Proceeds from the receipt of the Option Price pursuant to the Option granted under this Agreement shall constitute general funds of the Company.

(13)                          RESERVATION OF SHARES OF STOCK. The Company, during the term of this Agreement, will at all times reserve and keep available the number of shares of Stock that shall be sufficient to satisfy the requirements of this Agreement.

(14)                          LEGAL CONSTRUCTION. In the event that any one or more of the terms, provisions or agreements that are contained in this Agreement shall be held by a Court of competent jurisdiction to be invalid, illegal or unenforceable in any respect for any reason, the invalid, illegal or unenforceable term, provision or agreement shall not affect any other term, provision or agreement that is contained in this Agreement and this Agreement shall be construed in all respects as if the invalid, illegal or unenforceable term, provision or agreement had never been contained herein.

(15)                          ADMINISTRATION. This Plan shall be administered by the Compensation and Benefits Committee or, if the Board decides otherwise on occasion, by the Board (such body hereafter referred to as the “Administrator”).  Any interpretation and construction of any provision of this Agreement by the Administrator shall be final, unless otherwise determined by the Board.  The Administrator, including any of its individual members, shall not be liable for any action or determination made by any of them in good faith relating to this Agreement or the Option.

(16)                          ENTIRE AGREEMENT. This Agreement and Exhibit A, which is attached hereto and incorporated herein for all purposes, together supersede any and all other prior understandings and agreements, either oral or in writing, between the Parties with respect to the subject matter hereof and constitute the sole and only agreement between the Parties with respect to the said subject matter. All prior negotiations and agreements between the Parties with respect to the subject matter hereof are merged into this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement and that any agreement, statement or promise that is not contained in this Agreement or the Exhibit A shall not be valid or binding or of any force or effect.

(17)                          PARTIES BOUND. The terms, provisions, representations, warranties, covenants and agreements that are contained in this Agreement shall apply to, bind upon and inure to the benefit of the Parties and their respective heirs, executors, administrators, legal representatives and permitted successors and assigns.

(18)                          TEXAS LAW TO APPLY. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (EXCLUDING ANY CONFLICTS-OF-LAW RULE OR PRINCIPLE OF TEXAS LAW THAT MIGHT REFER THE GOVERNANCE, CONSTRUCTION OR INTERPRETATION OF THIS AGREEMENT TO THE LAWS OF ANOTHER STATE).

(19)                          MODIFICATION. No change or modification of this Agreement shall be valid or binding upon the Parties unless the change or modification is in writing and signed by the Parties.  Notwithstanding the preceding sentence, the Company may revoke this Option to the extent permitted in Section 20 of this Agreement.

(20)                          AMENDMENT. The Administrator may discontinue or amend this Agreement from time to time, but no material amendment shall be made without the approval of the common stockholders.

Except as provided in Section (9) of this Agreement, neither shall any amendment impair the rights of Optionee theretofore granted without his consent; provided, however, that if the Administrator, after consulting with Management of the Company, determines that the application of an accounting standard in compliance with any statement issued by the Financial Accounting Standards Board or any other entity that reviews accounting disclosures of (or sets accounting standards for) public companies concerning the treatment of employee stock options would have a significant adverse effect on the Company’s financial statements because of the fact that this Option was granted before the issuance of such statement and it is then outstanding, then the Administrator in its absolute discretion may cancel and revoke the Option and the Optionee shall have no further rights in respect thereof. Such cancellation and revocation shall be effective upon written notice by the Administrator to the Optionee.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the 1st day of November, 2016.

RETRACTABLE TECHNOLOGIES, INC.

By:
Douglas W. Cowan
Vice President and Chief Financial Officer

OPTIONEE

THOMAS J. SHAW

Address
c/o Retractable Technologies, Inc.
511 Lobo Lane
Little Elm, TX 75068

EXHIBIT A

NOTICE OF EXERCISE

OF

NON-QUALIFIED STOCK OPTION FOR THOMAS J. SHAW

To:                             Retractable Technologies, Inc.

I hereby exercise (all/a portion of) my Option granted by Retractable Technologies, Inc. in the Non-Qualified Stock Option for Thomas J. Shaw dated effective as of November 1, 2016 (the “Agreement”) and notify you of my desire to purchase                shares of Common Stock of the Company which were offered to me pursuant to said Option.

The Option Price due for this purchase is $                       in cash.

Please choose one:

☐                                    I am satisfying my withholding obligation by making a direct payment by cashier’s check to the Company.

☐                                    I am satisfying my withholding obligation by hereby authorizing increased withholding on my cash compensation payable on the Exercise Date.

EXERCISE DATE	THOMAS J. SHAW

SOCIAL SECURITY NUMBER

COMPANY AUTHORIZATION OF WITHHOLDING SELECTION

Retractable Technologies, Inc. hereby accepts and authorizes the choice of satisfaction of the Optionee’s withholding obligation as indicated above.

PRINT NAME:
TITLE:

Appendix B

Appendix A FORM OF PROXY CARD Preliminary Copy VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. RETRACTABLE TECHNOLOGIES, INC. 511 LOBO LANE LITTLE ELM, TX 75068-5295 ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Retractable Technologies, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS. DETACH AND RETURN THIS PORTION ONLY. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. A-1 RETRACTABLE TECHNOLOGIES, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSAL For Against Abstain  1. APPROVAL OF THE OPTION GRANT TO THOMAS J. SHAW The undersigned hereby revokes all previous proxies related to the shares covered hereby and confirms all their said proxies and their substitutes may do by virtue hereof. PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. (NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.) It is understood that, when properly executed, the shares represented by this proxy will be voted in the manner directed herein by the undersigned shareholder. WHERE NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THE PROXY WILL BE VOTED “FOR” THE PROPOSAL. For address changes and/or comments, please check this box and write them on the back where indicated. Please indicate if you plan to attend this meeting. YesNo To obtain information about voting in person, please call the Company at (888) 806-2626. Signature [PLEASE SIGN WITHIN BOX]DateSignature (Joint Owners)Date

SPECIAL MEETING OF SHAREHOLDERS OF RETRACTABLE TECHNOLOGIES, INC. DECEMBER 27, 2016 COMMON STOCK Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The proxy materials including the Notice and Proxy Statement are available at www.proxyvote.com. PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. A-2 PROXY FOR COMMON STOCK RETRACTABLE TECHNOLOGIES, INC. 511 Lobo Lane Little Elm, Texas 75068-5295 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Shareholders of Retractable Technologies, Inc. (the “Company”) to be held on December 27, 2016, at 11:00 a.m., Central time, at the Little Elm Town Hall located at 100 West Eldorado Parkway, Little Elm, Texas 75068 (the “Special Meeting”), and the Proxy Statement in connection therewith, and appoints Thomas J. Shaw and Douglas W. Cowan, and each of them, individually, as the lawful agents and proxies of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution), and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of the Company held of record by the undersigned as of the close of business on November 7, 2016, at the Special Meeting or any adjournment or postponement thereof. At the Special Meeting, the following matter proposed by the Company’s Board of Directors will be voted on by the holders of Common Stock: 1.Approval of the Option Grant to Thomas J. Shaw There are no other matters to be approved or considered at the Special Meeting. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on the reverse side) Address Changes/Comments: